SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Kinder Morgan, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: __________________________________

2) Form, Schedule or Registration Statement No. _________________

3) Filing Party: ___________________________

4) Date Filed: ____________________________

IMPORTANT MERGER VOTE
TIME IS SHORT – PLEASE ACT TODAY!

December 4, 2006

Dear Fellow Stockholder:

          According to our latest records, we have not received your voting instructions for the important special meeting of stockholders of Kinder Morgan, Inc., to be held on Tuesday, December 19, 2006.  Your vote is extremely important, regardless of the number of shares of Kinder Morgan common stock that you own.  If you do not vote it has the same effect as a vote “against” the merger proposal.

          You may use one of the following simple methods to promptly provide your voting instructions:

1.

Vote by Internet:  Go to the website www.proxyvote.com.  Have your 12-digit control number listed on the voting instruction form ready and follow the online instructions.  The 12-digit control number is located in the rectangular box on the right side of your voting instruction form.

2.	Vote by Telephone: Call toll-free (800) 454-8683. Have your 12-digit control number listed on the voting instruction form ready and follow the simple instructions.

3.	Vote by Mail: Sign, date and return your voting instruction form in the postage-paid return envelope provided.

          If the merger agreement is approved and the merger is completed, each outstanding share of Kinder Morgan common stock will be exchanged for the right to receive $107.50 in cash, without interest.  For the reasons set forth in the proxy statement, dated November 15, 2006, your Board of Directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the proposal to approve any motion to adjourn the special meeting to a later date to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger.  We respectfully request that you vote your shares at your earliest convenience.

          If you need assistance voting your shares, please call D.F. King & Co., Inc. toll free at (800) 967-7635.

          On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Richard D. Kinder
Chairman of the Board